Exhibit 99.1
NEOSE TECHNOLOGIES, INC.
2004 EQUITY INCENTIVE PLAN
Section 1. Purpose of the Plan; Effective Date.
     1.1. Purpose. This 2004 Equity Incentive Plan (the “Plan”) is intended to promote the interests of Neose Technologies, Inc., a Delaware corporation (the “Company”), by (a) enabling the Company and its affiliated companies to recruit and retain highly qualified employees, directors and consultants; (b) providing those employees, directors and consultants with an incentive for productivity; and (c) providing those employees, directors and consultants with an opportunity to share in the growth and value of the Company.
     1.2. Effective Date. The Plan was approved by the Board on February 12, 2004 and will become effective immediately upon its adoption by the stockholders of the Company. The date of its approval by the stockholders is hereby designated the “Plan Effective Date.”
Section 2. Definitions. For the purposes of the Plan, the following definitions shall be in effect:
     2.1. Award: a grant of Options, SARs, Restricted Shares or Restricted Share Units pursuant to the provisions of the Plan.
     2.2. Award Agreement: with respect to any particular Award, the written document that sets forth the terms of that Award.
     2.3. Board: the Company’s Board of Directors.
     2.4. Change in Control: a change in ownership or control of the Company effected through any of the following transactions:
          2.4.1. the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities;
          2.4.2. a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board;
          2.4.3. the consummation of any consolidation, share exchange or merger of the Company (a) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (b) in which a stockholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or
          2.4.4. the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.

     2.5. Code: the Internal Revenue Code of 1986, as amended.
     2.6. Committee: the committee appointed by the Board to administer and interpret the Plan in accordance with Section 3.1.
     2.7. Common Stock: shares of the Company’s common stock.
     2.8. Employee: an individual who performs services while in the employ of the Company or any of its Parents or Subsidiaries, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.
     2.9. Exercise Date: the date on which all conditions for exercise, including without limitation the giving of written notice to the Company and payment of the exercise price, have been satisfied.
     2.10. Fair Market Value: the Fair Market Value per share of Common Stock determined in accordance with the following provisions:
          2.10.1. Nasdaq. If the Common Stock is at the time traded on The Nasdaq Stock Market LLC, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
          2.10.2. Other National Securities Exchange. If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.
          2.10.3. Not Publicly Traded. If the Common Stock is on the date in question neither listed nor admitted to trading on any national securities exchange nor traded on the Nasdaq National Market, then the Fair Market Value of the Common Stock on such date shall be determined by the Committee in its sole and absolute discretion.
     2.11. Incentive Stock Option: an Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
     2.12. Misconduct: (a) the commission of any act of fraud, embezzlement or dishonesty by the Participant, (b) any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or of any Parent or Subsidiary, (c) any failure to perform specific lawful direction of the Company’s Board or officers of the Company, (d) any refusal or neglect to perform such individual’s duties in connection with his or her employment, (e) any conviction of, or entering of a plea of nolo contendere to, a crime which constitutes a felony, or (f) any other misconduct by such individual adversely affecting the business or affairs of the Company, each as determined by the Committee in its sole and absolute discretion; provided, however that if a Participant and the Company or any of its Parents or Subsidiaries have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “misconduct,” “cause” or another similar term, then with respect to that Participant, “Misconduct” shall have the meaning ascribed to such term in that agreement. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company or any Parent or Subsidiary may consider as grounds for the dismissal or discharge of any Participant or other individual in the Service of the Company.

     2.13. 1934 Act: the Securities Exchange Act of 1934, as amended.
     2.14. Non-Qualified Option: an Option that is not an Incentive Stock Option.
     2.15. Non-Section 16(b) Delegate: the delegate or delegates appointed by the Board in accordance with Section 3.2.
     2.16. Option: an option to purchase shares of Common Stock (including Restricted Shares, if the Committee so determines) granted pursuant to Section 6, 7 or 8 hereof.
     2.17. Optionee: a person to whom an Option is granted under the Plan.
     2.18. Parent: any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each such corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes or stock in one of the other corporations in such chain.
     2.19. Participant: a person who is issued an Award under the Plan.
     2.20. Permanent Disability: a permanent and total disability as defined in Section 22(e)(3) of the Code.
     2.21. Predecessor Plans: the Company’s 1995 Stock Option/Stock Issuance Plan, 1992 Stock Option Plan and 1991 Stock Option Plan.
     2.22. Restricted Shares: shares that are granted under and subject to restrictions pursuant to Section 10 of the Plan.
     2.23. Restricted Share Unit: a right granted under and subject to restrictions pursuant to Section 11 of the Plan.
     2.24. SAR: a stock appreciation right granted under and described in Section 9 of the Plan.
     2.25. Service: the performance of services on a periodic basis for the Company (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the Board or an independent consultant, except to the extent otherwise specifically provided in the applicable Award Agreement.
     2.26. Subsidiary: each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     2.27. 10% Shareholder: the owner of stock (as determined under Code Section 424(d)) possessing 10% or more of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.
Section 3. Administration of the Plan.
     3.1. The Committee. The Board shall appoint a Committee to administer and interpret the Plan. The Committee shall consist of two or more Board members, each of whom is an “outside director” as defined under Code Section 162(m) and related Treasury Regulations and may be “non-employee directors” as defined under Rule 16b-3 of the 1934 Act. Members of the Committee shall serve for such period as the Board may decide. The Committee shall have full power and authority (subject to the express provisions of the Plan, including without limitation Sections 3.2, 3.3 and 3.4 below) to establish rules and regulations for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Award thereunder as it may deem necessary or advisable. Decisions of the Committee shall be final and binding on all parties. No member of the Board, or delegate thereof, will be liable for any good faith determination or act in connection with the Plan or any Award.
     3.2. Non-Section 16(b) Delegates. The Board may appoint one or more officers of the Company, board members, or a committee of officers and/or board members as Non-Section 16(b) Delegates, to act individually or jointly as set forth in the delegating resolution. To the extent permitted in accordance with Section 157 of the Delaware General Corporation Law and within the limits established by the Board at the time of the delegation, each Non-Section 16(b) Delegate shall have the authority to grant Awards to employees of the Company who are not subject to Section 16 of the 1934 Act, and solely with respect to any Awards so granted, references in the Plan to the Committee will be deemed also to refer to the Non-Section 16(b) Delegates. The Non-Section 16(b) Delegates shall have no powers other than the power to grant Awards to such individuals and to administer those grants in accordance with the terms of the Plan.
     3.3. Approval of Discretionary Director Grants. The Board must ratify or approve any grants of Awards under the Plan (other than those made pursuant to Section 7 or 8) to any Board member.
     3.4. Administration of Automatic Director Grants. Administration of the grants made pursuant to Sections 7 and 8 of the Plan shall be self-executing, and the Committee shall exercise no discretionary functions with respect to option grants made pursuant to those programs.
Section 4. Eligibility.
     4.1. Eligible Persons. Subject to the terms of the Plan, the persons eligible to participate in the Plan shall be limited to the following:
          4.1.1. officers and other Employees of the Company (or any Parent or Subsidiary);
          4.1.2. non-employee members of the Board and the non-employee members of the board of directors of any Parent or Subsidiary; and
          4.1.3. consultants who provide services to the Company (or any Parent or Subsidiary), provided such services are not in connection with the offer or sale of securities in a capital-raising transaction.
     4.2. Determination of Eligibility. Subject to the terms of the Plan, the Committee and, to the extent consistent with the Plan and the Board’s delegation, the Non-Section 16(b) Delegates shall have full authority to determine which eligible individuals are to receive Awards.
Section 5. Stock Subject to the Plan.
     5.1. Number of Shares Available for Grant. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 2,984,384 shares, plus the number of shares available for issuance under Predecessor Plans, subject to adjustment from time to time in accordance with the provisions of Section 5.4. Such authorized share reserve is comprised of (a) the number of shares which remained for issuance, as of the Plan Effective Date, under the Predecessor Plans as last approved by the Company’s stockholders, plus (b) an additional increase of 997,408 shares authorized by the Company’s shareholders on May 6, 2004, (c) an additional increase of 500,000 authorized by the Company’s shareholders on May 3, 2005, and (d) an additional increase of 1,000,000 authorized by the Company’s shareholders on May 4, 2007.
     5.2. Annual Per-Participant Limit. In no event shall the aggregate number of shares of Common Stock for which any one individual participating in the Plan may be granted Awards for any given year exceed 1 million shares.
     5.3. Forfeited Awards and Other Shares Again Available for Grant. If and to the extent that an Option, SAR or Restricted Share Unit expires, terminates or is canceled or forfeited for any reason without having been exercised or settled in full, the shares of Common Stock associated with that Option, SAR or Restricted Share Unit will again become available for grant under the Plan. Similarly, if and to the extent any Restricted Share is canceled, forfeited or repurchased for any reason, that share will again be available for grant under the Plan. Further, if any share that would otherwise be issued to a Participant in connection with (a) his or her exercise of an Option or (b) settlement of an SAR or Restricted Share Unit is instead withheld by the Company pursuant to Section 13.2 in settlement of a tax withholding obligation associated with an Option, SAR or Restricted Share Unit or is withheld by the Company in satisfaction of the exercise price payable upon exercise of an Option, that share will again become available for grant under the Plan.
     5.4. Adjustment. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, then appropriate adjustments shall be made to (a) the maximum number and/or class of securities issuable under the Plan, (b) the maximum amount and/or class of securities for which any one individual participating in the Plan may be granted Options, separately exercisable SARs, Restricted Shares and Restricted Share Units for any given year under the Plan, (c) the number and/or class of securities for which automatic Option grants are to be subsequently made per eligible non-employee Board member under Section 7 of the Plan, (d) the number and/or class of securities and price per share in effect under each Option and SAR outstanding under the Plan, and (e) the number of Restricted Share Units outstanding under the Plan and/or the class of securities referenced for determining payment in respect thereof. Such adjustments to outstanding Awards are to be effected in a manner intended to avoid the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Committee shall be final, binding and conclusive.
Section 6. Stock Options; In General.
     6.1. Option Grant and Award Agreement. Subject to the terms of the Plan, the Committee and, subject further to the delegating resolution, the Non-Section 16(b) Delegates are authorized to grant Incentive Stock Options and Non-Qualified Options (including Options to purchase Restricted Shares) to eligible individuals. Each granted Option shall be evidenced by an Award Agreement in the form that is approved by the Committee and that is not inconsistent with the terms and conditions of the Plan.
          6.1.1. No ISOs for Non-Employees. Individuals who are not Employees may only be granted Non-Qualified Options.
          6.1.2. $100,000 ISO Limit. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more Incentive Stock Options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable during any one calendar year shall not exceed the sum of $100,000. To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Stock Options shall be applied on the basis of the order in which such options are granted. Should the number of shares of Common Stock for which any Incentive Stock Option first becomes exercisable in any calendar year exceed the applicable $100,000 limitation, then that option may nevertheless be exercised in that calendar year (or thereafter in accordance with its terms) for the excess number of shares as a Non-Qualified Option.
     6.2. Exercise Price. The exercise price per share of each option granted under the Plan shall be fixed by the Committee, in accordance with the following provisions:
          6.2.1. Incentive Stock Options. The exercise price per share of Common Stock subject to an Incentive Stock Option shall in no event be less than 100% of the Fair Market Value of such Common Stock on the grant date; provided that, if the individual to whom the Incentive Stock Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the grant date.
          6.2.2. Non-Qualified Stock Options. Except as set forth in clause (a) of Section 8.2.1, the exercise price per share of Common Stock subject to a Non-Qualified Option shall in no event be less than 85% of the Fair Market Value of such Common Stock on the grant date.
     6.3. Exercisability and Term of Options. Each option granted under the Plan shall be exercisable at such time or times and during such period as is determined by the Committee and set forth in the Award Agreement evidencing the grant. Options granted to non-exempt employees may not vest sooner than six months following the date of grant. No such option, however, shall have a maximum term in excess of 10 years measured from the grant date (five years if the option is an Incentive Stock Option granted to a 10% shareholder).
     6.4. Payment of the Exercise Price. The exercise price shall become immediately due upon exercise of the Option and shall be payable in one or more of the forms specified below as permitted by the Committee:
          6.4.1. cash or check made payable to the Company,
          6.4.2. in shares of Common Stock held by the Optionee,
          6.4.3. to the extent the Option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions (a) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such purchase and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction, or
          6.4.4. such other forms of consideration as determined by the Committee.
Except to the extent the sale and remittance procedure described in Section 6.4.3 is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
     6.5. Transfer of an Option.
          6.5.1. In General; No Transfers. During the lifetime of the Optionee, the Option, together with any related SAR, shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee, except for a transfer of the Option by will or by the laws of descent and distribution following the Optionee’s death or, with respect to Options other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Treasury Regulations).
          6.5.2. Board May Permit Transfer of Non-Qualified Options. Notwithstanding the foregoing provisions of this Section 6.5, the Committee may provide that an Optionee may transfer Non-Qualified Options to family members or other persons or entities according to such terms as the Committee may determine, provided that the Optionee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
     6.6. No Stockholder Rights. An Optionee shall have no stockholder rights with respect to any shares covered by the Option until such individual shall have exercised the Option and paid the exercise price for the purchased shares.
     6.7. Exercise and Forfeiture Following Termination of Service.
          6.7.1. In General. Except to the extent otherwise provided pursuant to Section 6.7.2, upon a Participant’s death or termination of Service, all Options and SARs held by the Participant that are not exercisable immediately prior to the death or termination of Service shall terminate immediately.
          6.7.2. Exercise Period Following Termination. In the event of a Participant’s death or termination of Service, the following provisions shall govern the exercise period applicable to the portion of Options and SARs held by the Participant that is exercisable immediately prior to the Participant’s death or termination of Service:
               (a) Other than Death, Disability or Misconduct. If a Participant terminates Service for any reason other than death, Permanent Disability or Misconduct, then each outstanding Option and SAR held by such Participant shall remain exercisable during the three-month period following the date of such termination of Service.
               (b) Disability. If a Participant terminates Service by reason of his or her Permanent Disability, then each outstanding Option and SAR held by the Participant shall remain exercisable during the 12-month period following the date of such termination of Service.
               (c) Death. If a Participant dies while holding one or more outstanding Options or SARs, then each such Option and SAR shall remain exercisable during the 12-month period following the date of the Participant’s death. During such limited period, the Options and SARs may be exercised by the personal representative of the Participant’s estate or by the person or persons to whom the Options and SARs are transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.
               (d) Misconduct. Upon termination of the Participant’s Service for Misconduct, all outstanding Options and SARs held by the Participant shall terminate immediately and cease to be outstanding.
               (e) Expiration. Subject to Section 6.7.4, upon the expiration of the applicable exercise period provided for in this Section 6.7.2 or (if earlier) upon the expiration of the term of the Option or SAR, the Option or SAR shall terminate and cease to be exercisable for any shares for which the Option or SAR has not been exercised.
               (f) Change of Control Agreements. Notwithstanding any other provision of this Section 6.7, with respect to a particular participant, if there is any conflict between this Section 6.7 and any employment agreement or change of control agreement between the Participant and the Company, such agreement will control.
          6.7.3. No Exercise After Expiration of Term. Notwithstanding the foregoing or any other provision of this Plan, under no circumstances shall any Option or SAR be exercisable after the specified expiration date of the Option’s term.
          6.7.4. Committee Discretion. The Committee shall have complete discretion, exercisable either at the time the Option is granted or at any time while the Option remains outstanding:
               (a) to extend the period of time for which the Option or SAR is to remain exercisable following the Participant’s cessation of Service or death from the limited period in effect under Section 6.7.2 to such greater period of time as the Committee shall deem appropriate; provided that in no event shall such option be exercisable after the specified expiration date of the Option or SAR term; and/or
               (b) to permit one or more Options or SARs held by the Participant (other than Options granted pursuant to Section 7 or 8) to be exercised, during the limited post-Service exercise period applicable under this Section 6.7, not only with respect to the number of vested shares of Common Stock for which each such Option or SAR is exercisable at the time of the Participant’s cessation of Service but also with respect to any other shares subject to that Option or SAR.
Section 7. Stock Options; Automatic Grants for Non-Employee Directors.
     7.1. Eligibility. The individuals eligible to receive automatic option grants pursuant to the provisions of this Section 7 shall be limited to (a) those individuals who are serving as non-employee Board members on the Plan Effective Date, (b) those individuals who are first elected or appointed as non-employee Board members on or after the Plan Effective Date, whether through appointment by the Board or election by the Company’s stockholders, and (c) those individuals who are re-elected to serve as non-employee Board members at one or more Annual Stockholders Meetings held after the Plan Effective Date. Each non-employee Board member eligible to receive one or more automatic option grants pursuant to the foregoing criteria shall be designated an “Eligible Director” for purposes of the Plan.
     7.2. Grant Dates. Option grants shall be made under this Section 7 on the dates specified below:
          7.2.1. Initial Grant. Each Eligible Director who is first elected or appointed as a non-employee Board member after the Plan Effective Date shall automatically be granted, on the date of such initial election or appointment (as the case may be), a Non-Qualified Option to purchase 30,000 shares of Common Stock upon terms and conditions of this Section 7.
          7.2.2. Annual Grant. On the date of each Annual Stockholders Meeting, beginning with the first Annual Meeting held on the Plan Effective Date, each individual who will continue to serve after such meeting as an Eligible Director shall automatically be granted, whether or not such individual is standing for re-election as a Board member at that Annual Meeting, a Non-Qualified Option to purchase an additional 10,000 shares of Common Stock upon the terms and conditions of this Section 7, provided he or she has served as a non-employee Board member for at least six months prior to the date of such Annual Meeting.
     7.3. No Limitation. There shall be no limit on the number of shares for which any one Eligible Director may be granted Options under this Section 7 over his or her period of Board service.
     7.4. Exercise Price. The exercise price per share of Common Stock subject to each Option grant made under this Section 7 shall be equal to 100% of the Fair Market Value per share of Common Stock, on the automatic grant date.

     7.5. Option Term. Each Option grant under this Section 7 shall have a term of 10 years measured from the automatic grant date, subject to earlier termination in accordance with Section 7.7 below.
     7.6. Exercisability and Vesting. Each Option grant under this Section 7 shall be immediately exercisable for any or all of the option shares. However, subject to accelerated vesting pursuant to Section 12, any shares purchased under the Option shall be subject to repurchase by the Company, at the exercise price paid per share, upon the Optionee’s cessation of Board service prior to vesting in those shares in accordance with the applicable schedule below:
          7.6.1. Initial Grant. The shares subject to each Option granted pursuant to Section 7.2.1 shall vest, and the Company’s repurchase right shall lapse, in a series of four successive and equal annual installments over the Optionee’s period of continued service as a Board member, with the first such installment to vest upon Optionee’s completion of one year of Board service measured from the Option’s grant date.
          7.6.2. Annual Grant. The shares subject to each Option granted pursuant to Section 7.2.2 shall vest, and the Company’s repurchase right shall lapse, upon the Optionee’s completion of one year of Board service measured from the Option’s grant date.
     7.7. Effect of Termination of Board Service. Upon termination of an Optionee’s Service, any Option granted to the Optionee pursuant to this Section 7 then held by the Optionee shall terminate to the extent the shares subject to that Option are not vested at the time of the Optionee’s termination of Service. All other Options granted under this Section 7 then held by the Optionee shall remain exercisable in accordance with the provisions of Section 6.7; provided, however, that the three-month period described in clause (a) of Section 6.7.2. shall be a six-month period for Options granted under this Section 7.
     7.8. Other Option Terms Apply. Except to the extent inconsistent with the terms of this Section 7, all Options granted pursuant to this Section 7 shall be subject to the terms and conditions of Sections 1 through 6 and Sections 12 and 13 of the Plan.
Section 8. Director Fee Option Grants. Notwithstanding any other provision of the Plan, no option will be granted pursuant to this Section 8 after December 31, 2004.
     8.1. Option Grants. Effective with respect to elections of Board members occurring at or after the Company’s regular 2004 annual meeting of stockholders, each non-employee Board member may elect to receive all or any portion of the retainer fees otherwise payable in cash for his or her service on the Board (on any committee thereof) in the form of a special option grant under this Section 8. Such election must be filed with the Company’s Chief Financial Officer prior to the stockholder vote that will determine whether that Board member (or Board candidate) will be elected to serve or continue to serve as a Board member and will apply to all retainer fees payable during the entire term for which that Board member (or Board candidate) is then nominated to serve. Each non-employee Board member (or Board candidate) who files such a timely election and is then elected to serve as a Board member will automatically be granted an option under this Section 8 on the date of the applicable stockholder vote.
     8.2. Option Terms. Each Option granted pursuant to this Section 8 shall be a Non-Qualified Option governed by the terms and conditions specified below.
          8.2.1. Exercise Price.
               (a) Amount. The exercise price per share will be 33 1/3% of the Fair Market Value per share of Common Stock on the Option’s grant date.

               (b) Payment. The exercise price will become immediately due upon exercise of the Option and will be payable in one or more of the alternative forms authorized under Section 6.4.
          8.2.2. Number of Option Shares. The number of shares of Common Stock subject to the Option shall be determined pursuant to the following formula (rounded down to the nearest whole number): X = A ÷ (B x 66 2/3%), where “X” is the number of option shares; “A” is the portion of the annual retainer fee subject to the non-employee Board member’s election; and “B” is the Fair Market Value per share of Common Stock on the Option’s grant date.
          8.2.3. Exercise and Term of Options. Each Option granted under this Section 8 will be fully vested and immediately exercisable. Each such Option will have a maximum term of 10 years measured from the Option’s grant date, subject to earlier termination pursuant to Section 8.2.4.
          8.2.4. Effect of Termination of Service. Should the Optionee cease Board service for any reason while holding one or more Options under this Section 8, then each such Option will remain exercisable, by the Optionee, or in the case of death by the personal representative of the Optionee’s estate or by the person or persons to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution, until the earlier of (a) the expiration of the 10-year option term or (b) the expiration of the three-year period measured from the date of such cessation of Board service.
          8.2.5. Other Option Terms. Except to the extent inconsistent with the terms of this Section 8, all Options granted pursuant to this Section 8 shall be subject to the terms and conditions of Sections 1 through 6 and Sections 12 and 13 of the Plan.
Section 9. Stock Appreciation Rights.
     9.1. In General. Subject to the terms of the Plan, the Committee and, subject further to the delegating resolution, the Non-Section 16(b) Delegates are authorized to grant SARs to eligible individuals. Each granted SAR shall be evidenced by an Award Agreement in the form that is approved by the Committee and that is not inconsistent with the terms and conditions of the Plan. The grant of an SAR provides the holder the right to receive the appreciation in value of shares of Common Stock between the date of grant and the date of exercise. SARs may be granted alone (“Stand-Alone SARs”) or in conjunction with all or part of any Option (“Tandem SARs”). In the case of a Non-Qualified Option, a Tandem SAR may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, a Tandem SAR may be granted only at the time of the grant of such Option.
     9.2. Exercise. An SAR may be exercised by a Participant by giving notice of intent to exercise to the Company to the extent that the SAR is then by its terms exercisable. Upon the exercise of a Stand-Alone SAR, a Participant will be entitled to receive, in either cash and/or shares of Common Stock, an amount equal to the excess, if any, of (a) the Fair Market Value, as of the date the SAR (or portion thereof) is exercised, of the shares covered by the SAR (or portion thereof) over (b) the Fair Market Value of the shares covered by the SAR (or a portion thereof) as of the date the SAR was granted.
          9.2.1. Other Terms.
               (a) Term of SAR. Unless otherwise provided in the applicable Award Agreement at the time of grant, the term of an SAR will be 10 years.
               (b) Exercisability. SARs will vest and become exercisable at such time or times and subject to such terms and conditions as will be determined by the Committee at the time of grant.

               (c) Termination of Service. Unless otherwise provided by the Committee at the time of grant, SARs will be subject to the terms of Section 6.7 with respect to exercise following termination of Service.
Section 10. Restricted Shares.
     10.1. In General. Subject to the other terms of the Plan, the Committee and, subject further to the delegating resolution, the Non-Section 16(b) Delegates may grant Restricted Shares to eligible individuals and may impose conditions on such shares as it deems appropriate. Each issued Restricted Share shall be evidenced by an Award Agreement in the form that is approved by the Committee and that is not inconsistent with the terms and conditions of the Plan. The terms and conditions applicable to a Restricted Share issuance, including the vesting periods and conditions, the form of consideration payable, if any, and the Company’s right to repurchase unvested Restricted Shares upon a Participant’s termination of employment shall be determined by the Committee.
     10.2. Stockholder Rights. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to him or her under the Plan, whether or not his or her interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares. Any new, additional or different shares of stock or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration or by reason of any Change in Control, shall be issued subject to (i) the same vesting requirements applicable to his or her unvested shares and (ii) such escrow arrangements as the Committee shall deem appropriate.
     10.3. Unvested Shares May be Escrowed. Unvested shares, including any unvested shares purchased pursuant to the exercise of an Option, may, in the Committee’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing such unvested shares.
     10.4. Transferability of Shares. The Participant shall have no right to transfer any unvested shares of Common Stock issued to him or her under this Section 10. For purposes of this restriction, the term “transfer” shall include (without limitation) any sale, pledge, assignment, encumbrance, gift or other disposition of such shares, whether voluntary or involuntary. However, the Participant shall have the right to make a gift of unvested shares issued to him or her under this Section 10 to his or her spouse or issue, including adopted children, or to a trust established for such spouse or issue, provided the transferee of such shares delivers to the Company a written agreement to be bound by all the provisions of the Plan, including without limitation this Section 10, and the Award Agreement applicable to the gifted shares.
Section 11. Restricted Share Units. Subject to the other terms of the Plan, the Committee and, subject further to the delegating resolution, Non-Section 16(b) Delegates may grant Restricted Share Units to eligible individuals and may impose conditions on such units as it may deem appropriate. Each granted Restricted Share Unit shall be evidenced by an Award Agreement in the form that is approved by the Committee and that is not inconsistent with the terms and conditions of the Plan. Each granted Restricted Share Unit shall entitle the Participant to whom it is granted to a distribution from the Company in an amount equal to the Fair Market Value (at the time of the distribution) of one share of Common Stock. Distributions may be made in cash and/or shares of Common Stock. All other terms governing Restricted Share Units, such as vesting, time and form of payment and termination of units shall be set forth in the Award Agreement.
Section 12. Change in Control. Notwithstanding anything to the contrary set forth in this Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Optionee or Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:
     12.1. cause any or all outstanding Options and SARs held by Participants affected by the Change in Control to become fully vested and immediately exercisable, in whole or in part;
     12.2. cause any or all outstanding Restricted Shares held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part;
     12.3. cancel any Option held by a Participant affected by the Change in Control in exchange for an option to purchase common stock of any successor corporation, which new option satisfies the requirements of Treas. Reg. § 1.424-1(a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option);
     12.4. cancel any or all Restricted Shares or Restricted Share Units held by Participants affected by the Change in Control in exchange for restricted shares of or restricted share units in respect of the common stock of any successor corporation;
     12.5. redeem any or all Restricted Shares held by Participants affected by the Change in Control for cash and/or other substitute consideration with a value equal to the (a) the number of Restricted Shares to be redeemed multiplied by (b) the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control;
     12.6. cancel any Option or SAR held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (a) the number of shares subject to that Option or SAR, multiplied by (b) the difference between the Fair Market Value per share of Common Stock on the date of the Change in Control and the exercise price of that Option or SAR;
     12.7. cancel any Restricted Share Unit held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (a) the number of Restricted Share Units, multiplied by (b) the Fair Market Value per share of Common Stock on the date of the Change in Control.
Section 13. Miscellaneous Provisions.
     13.1. Amendment and Termination of the Plan and Awards. The Board has complete and exclusive power and authority to amend, modify or terminate the Plan (or any component thereof) in any or all respects whatsoever at any time. However, no such amendment, modification or termination shall adversely affect the material economic rights with respect to Awards then outstanding under the Plan, unless the Participant consents to such amendment, modification or termination. In addition, the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the total number of shares reserved for the purposes of the Plan and the maximum number of shares for which any one individual may be granted Awards for any given year under the Plan, except for permitted adjustments under Section 5 of the Plan, or (b) change the persons or class of persons eligible to receive Awards.
     13.2. Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Board regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements, and the

Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
     13.3. Effective Date and Term of Plan.
          13.3.1. Effective Date. The Plan will become effective on the Plan Effective Date (as defined in Section 1.2).
          13.3.2. No Grants Under Predecessor Plans. No further option grants or stock issuances shall be made under the Predecessor Plans from and after the Plan Effective Date.
          13.3.3. Term of the Plan. The Plan will continue in effect until it is terminated in accordance with Section 13.1; provided, however, that no Option that is an Incentive Stock Option and no Option issuable pursuant to Section 8 of the Plan will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); but provided further, that any such Option that is granted prior to such 10th anniversary may extend beyond that date.
     13.4. No Employment or Service Rights. Neither the action of the Company in establishing the Plan, nor any action taken by the Committee or any Non-Section 16(b) Delegate hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Company (or any Parent or Subsidiary) for any period of specific duration, and the Company (or any Parent or Subsidiary retaining the services of such individual) may terminate such individual’s employment or service at any time and for any reason, with or without cause. Nothing in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
     13.5. Use of Proceeds. Any cash proceeds received by the Company from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes.
     13.6. Unfunded Status of Plan. The Plan is intended to be “unfunded.” With respect to any payments not yet made to a Participant by the Company, nothing contained herein will give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan with respect to Awards.
     13.7. Representations; Legends. The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. The certificate evidencing any Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with securities laws.
     13.8. Regulatory Matters. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, and the Common Stock issued pursuant to it. All certificates for Common Stock or other securities delivered under the Plan shall be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the 1934 Act, any stock exchange upon which the Common Stock is then listed, and any other applicable federal or state securities laws.

     13.9. Invalid Provisions. In the event that any provision of the Plan is found to be invalid or otherwise enforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained in the Plan.
     13.10. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Committee and the Non-Section 16(b) Delegates, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:
          13.10.1. the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time);
          13.10.2. the Company’s Bylaws (as the same may be amended and/or restated from time to time); and
          13.10.3. any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other persons (as the same may be amended from time to time).
     13.11. Governing Law. The Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.
     13.12. Successors and Assigns. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Company and its successors or assigns and the Participants and Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.
     13.13. Notices. Any notice to be given to the Company pursuant to the provisions of the Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to a Participant will be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Award Agreement, or at such other address as such Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five days after the date of the mailing (which will be by regular, registered or certified mail). Delivery of a notice by telecopy (with confirmation) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received.

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NEOSE TECHNOLOGIES, INC.
2004 EQUITY INCENTIVE PLAN